Exhibit 10.1
CONSULTING AGREEMENT
          This Agreement dated this 17th day of October 2008, is executed by and between MiddleBrook Pharmaceuticals, Inc., a Delaware corporation (“Company”), located at 20425 Seneca Meadows Parkway, Germantown, MD 20876, and Lord James Blyth (“Consultant”), located at Lemington Grange, Lower Lemington, Nr Moreton in Marsh, Gloucestershire GL56 9NN England.
          WHEREAS, Company seeks to engage Consultant to accomplish the objectives described on Exhibit A hereto;
          WHEREAS, Consultant possesses the requisite skills, training and experience to perform the services called for under this Agreement, and wishes to perform the services based on the terms and conditions herein; and
          WHEREAS, based on the nature of the relationship that the parties intend to establish, Company hereby engages Consultant as an independent consultant.
          NOW, THEREFORE, in consideration of the mutual promises and covenants of the parties as herein contained, the parties hereto agree and contract as follows:
1)	Company hereby engages Consultant to accomplish the objectives described in Exhibit A hereto (the “Services”).

2)	The original term of this Agreement shall be the 36-month period commencing on the date hereof.

3)	As compensation for the Services to be rendered by the Consultant as contemplated by this agreement, the Consultant has been granted an option under the Company’s Stock Incentive Plan (“Plan”), effective on the date of this Agreement, to purchase 470,000 shares of the Company’s common stock at an exercise price of $1.34, which price is equal to the closing price of the Company’s common stock on the Nasdaq Global Market on October 16, 2008, the trading date immediately preceding the date of this Agreement. The option will have a term of three years and will 100% vest one month prior to expiration of this Agreement if Consultant has fulfilled his responsibilities under this Agreement. The Board may accelerate the vesting, or terminate this Agreement prior to the vesting of such option, at any time in its sole discretion based on a review of Consultant’s contribution to the Company. The Board intends to review this matter at the end of 2009.

4)	Consistent with the parties’ intent that the relationship created by this Agreement be that of service recipient and independent consultant, Consultant shall retain the exclusive right to control and direct all details of the Services that Consultant performs hereunder, including where, when and how the Services are to be performed.

5)	Consultant (and its employees, if any) shall not be eligible to participate in any benefit programs that Company now or hereafter maintains for its employees and, in the event Consultant (and its employees, if any) for any reason were to become eligible to participate in a

Company-sponsored benefit program, Consultant hereby waives any such right to participate in the program. This waiver of any right to participate in Company-sponsored employee benefit programs represents a material component of the terms of compensation agreed to by these parties and is not in any way conditioned on any representation or assumption concerning status of Consultant (and its employees, if any) with respect to the Company as an employee or independent consultant.

6)	For all purposes, including but not limited to the Federal Insurance Contributions Act (“FICA”), the Social Security Act, the Federal Unemployment Tax Act (“FUTA”), income tax withholding and any and all other federal, state and local laws, rules and regulations, Consultant (and its employees, if any) shall be treated as an independent consultant and not as an employee with respect to Company.

7)	Consultant acknowledges and agrees that Consultant shall be responsible (as a self-employed individual) for filing all tax returns, tax declarations and tax schedules, and for the payment of all taxes required, when due, with respect to any and all compensation earned by Consultant under this Agreement. Company will neither pay nor withhold any employment taxes with respect to the compensation it pays Consultant. Rather, Company will report the amounts it pays Consultant on IRS Forms 1099, to the extent required to do so under applicable Internal Revenue Code provisions.

8)	Company will not reimburse Consultant for any expenses, other than those set forth on Exhibit A, that are incurred in connection with the performance of the Services unless otherwise agreed by Company in accordance with Paragraph 14 hereof. All expenses shall be payable by the Company within thirty (30) days of receipt of a detailed invoice for the expenses incurred.

9)	Consultant reserves the right to, and intends to, perform services for others, so long as the performance of such services does not interfere with the performance of the Services hereunder.

10)	Consultant acknowledges and agrees that, in the course of the performance of the Services pursuant to this Agreement, Consultant will be given access to, or come into possession of, confidential and/or proprietary business and technical information of Company (“Confidential Information”), which Confidential Information includes but is not limited to (i) know-how, trade secrets, proprietary data or other proprietary and/or confidential information, and (ii) written materials as well as information transferred orally, visually, electronically or by other means, together with the analyses, compilations, studies or other documents prepared by Consultant which contain or otherwise reflect such Confidential Information. Consultant acknowledges and agrees that it will not use, duplicate or divulge to others any Confidential Information except in connection with the performance of the Services under this Agreement. Consultant agrees that Consultant shall in no way utilize any such Confidential Information for the gain or advantage of Consultant (other than in Consultant’s performances of the Services hereunder) or any person or entity other than Company, or to the detriment of Company. Consultant agrees that Consultant shall not remove or copy any data, research, memoranda, reports, records, documents, publications, journals, diaries, computer programs, files, information contained in files, or other information or material pertaining to the business, research, or technology of the Company, including materials embodying or reflecting the

Confidential Information (whether prepared by Consultant or others on behalf of the Company) (the “Materials”), without the express written consent of Company, which in all events shall be considered to be the owner and possessor of all Materials. Upon a termination of this Agreement, or at such earlier date as Company may request, Consultant shall deliver forthwith to Company all Materials (including all extracts, abstracts, copies, or portions thereof) which are then in Consultant’s possession or control. The obligations of this Paragraph 10 and Paragraphs 11 and 12 shall survive the termination of this Agreement.

11)	(a) Consultant acknowledges and agrees that, as part of Consultant’s engagement with Company, Consultant is expected to make new contributions of value to the Company and agrees to promptly disclose to Company any and all ideas, inventions, discoveries, works of authorship, writings, computer software programs, know-how, processes, formulas, codes, technical data, drawings, flow charts, prototypes, manufacturing methods, cell lines, biological materials, probes, sequences, improvements or revisions (collectively, “Discoveries”), whether subject to or available for copyright, patent, registration or other protection as intellectual property or not, which Consultant may make, devise, conceive, create, design, invent, develop or discover, either solely or jointly with another or others, during Consultant’s engagement by Company, whether at the request or upon the suggestion of Company or otherwise, which (i) stem from his work for Company; (ii) were created using Company facilities, equipment, or resources, Company personnel, or during any time it is performing services for Company; (iii) come about as a result of Consultant’s access to Confidential Information; or (iv) relate to, or are capable of use in connection with, any business of the Company, or any services, programs or products offered, used, sold or being developed by the Company at the time Consultant creates or develops such Discoveries. Any and all of the foregoing shall belong solely exclusively to Company and, to the extent it is copyrightable material, shall be deemed to be “works made for hire,” and the Company shall be deemed the author or creator thereof. Consultant shall promptly disclose all Discoveries to Company.
(b)	To the extent any Discovery does not constitute a “work made for hire” under applicable law, Consultant shall assign to Company, and hereby does so assign, all Discoveries, and assigns the right to obtain patents, copyright or other registrations on any and all such Discoveries in any or all countries in Consultant’s name or otherwise.

(c)	Company and Consultant agree that because of the unique nature of Company’s business, products and services, Consultant shall not voluntarily or involuntarily, for any cause or reason whatsoever:
i.	Use any of the Confidential Information to create, promote, encourage or assist in the formation or operation of any business;

ii.	Use, publish or distribute information learned about Company’s customers through Consultant’s relationship with Company; or

iii.	Impart, disclose or otherwise communicate to any other person, other that one currently employed by Company, any information concerning the Confidential Information.

(d)	Consultant will execute and deliver, from time to time after the date hereof, upon Company’s request, such further conveyance instruments, and take such further actions, as may be necessary or desirable to evidence more fully the transfer of ownership of all the Discoveries to Company, or the original ownership of all the Discoveries on the part of Company, to the fullest extent possible, including without limitation (i) executing, acknowledging, and delivering any affidavits or documents of assignment and conveyance regarding the Discoveries, (ii) providing testimony in connection with any proceeding affecting the right, title, interest, or benefit of Company in or to the Discoveries, and (iii) performing any other acts deemed necessary to carry out the intent of this Agreement.

(e)	In order to effectuate the provisions of this Paragraph 11, Consultant hereby names and irrevocably constitutes and appoints Company, with full power of substitution, as Consultant’s true and lawful attorney-in-fact to exercise Company’s rights pursuant to this Paragraph 11.
12)	Without limiting the generality of Paragraph 11(d), upon the request of Company, whether or not made during the period of Consultant’s engagement with Company, Consultant shall assist Company in any way necessary, including, but not limited to executing documents, to accomplish the following, in any or all countries, with respect to any and all Discoveries; (a) to file for and/or obtain a patent or patents, copyright registration or copyright registrations, trademark, trade name, domain name or similar registration, or other means established for the protection of intellectual property in the Discoveries, in the United States or any other country; and (b) to protect and enforce Company’s rights in the Discoveries.

13)	This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. Any and all disputes arising out of, relating to the performance of the Services contracted for under, this Agreement shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, or any successor thereto then prevailing. Such arbitration shall be final and binding upon the parties, and shall be the sole and exclusive remedy of the parties with respect to any dispute arising out of, relating to, or resulting from the interpretation of the terms of this Agreement, or any breach thereof. The costs of such arbitration shall be borne equally by the parties. Notwithstanding the foregoing provisions of this Paragraph 13 to the contrary, matters in which an equitable remedy or injunctive relief is sought by a party, shall not be required to be submitted to arbitration, if the party seeking such remedy or relief objects thereto, but instead shall be submitted to a court of law having appropriate jurisdiction. This Paragraph 13 shall survive the termination of this Agreement.

14)	This Agreement between the parties shall constitute the entire written agreement between the parties, and shall supersede any and all agreements or understandings in effect between the parties hereto. Neither this Agreement nor Exhibit A hereto may be modified except by written agreement executed by the parties hereto.

15)	Each provision of this Agreement shall be treated as a separate and independent clause, and the unenforceability of any one clause shall in no way impair the enforceability of any of the other clauses herein. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable at law, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing such provision or provisions, so as to be enforceable to the maximum extent comparable with the applicable law as such law shall then be.

16)	No breach of any provision hereof can be waived unless in writing. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same, or any other provision.

17)	All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given upon the earlier of: (i) when delivered personally to the recipient, (2) two days after being sent to the recipient by reputable overnight courier services (charges prepaid), or (3) when sent to the recipient by facsimile transmission (and receipt is confirmed by the facsimile operator). Such notices, demands and other communications shall be sent to each Party at the address and/or facsimile number indicated below, until further notice by either Party:

MiddleBrook Pharmaceuticals, Inc.	Lord James Blyth
20425 Seneca Meadows Parkway	Lemington Grange
Germantown, Maryland 20876	Lower Lemington
Attention: General Counsel	Nr Moreton in Marsh
Facsimile: (301) 944-6700	Gloucestershire GL56 9NN
England
Facsimile:
18)	This Agreement may be executed in any number of counterparts and by different parties to this Agreement on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature to this Agreement.
[signatures on following page]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

MIDDLEBROOK PHARMACEUTICALS, INC.		CONSULTANT

By:	/s/ John S. Thievon John S. Thievon	/s/ Lord James Blyth Name: Lord James Blyth
President & CEO

Exhibit A
Description of Services to be Performed by Consultant
Under a Consultant Agreement Entered into by the Parties
Capitalized terms used herein and not otherwise defined shall have the meanings ascribed thereto in the Consulting Agreement between the parties.
Description of Services:
Generally, providing assistance to the CEO on commercialization of the Company’s research and development efforts. In this regard, the Consultant will (i) establish a working relationship with the Company’s current CEO, (ii) provide strategic guidance to Company’s development team in late-stage development and commercialization tactics, and (iii) provide broad leadership on the board of directors to ensure alignment with management and a successful company. In this role, Consultant shall have no specific executorial authority or responsibilities.
Consultant shall devote three to four days surrounding each in person board of director’s meeting. Both parties understand that the time commitment is not firm and the most important element of this Agreement is successful discharge of the above responsibilities. Company shall reimburse Consultant for all reasonable travel expenses incurred in connection with Consultants performance of the Services.